Exhibit (p)(6)

CODE OF ETHICS

Of

Spectrum Financial, Inc.

I. INTRODUCTION

A. Fiduciary Duty. This Code of Ethics has been adopted by Spectrum Financial, Inc. (“SFI”), an investment adviser registered under the Investment Advisers Act or 1940, as amended, (the “Advisers Act”), in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended. Capitalized terms used in this Code are defined in Appendix 1 to this Code. All Appendices referred to herein are attached to and are a part of this Code.

This Code is based on the principle that the officers, directors, and employees (or persons having similar status or function) of SFI have a fiduciary duty to place the interests of the clients ahead of their own interests. The Code applies to all Access Persons and focuses principally on monitoring and reporting of personal transactions in securities. Access Persons must avoid activities, interests and relationships that might interfere with making decisions in the best interests of the clients.

As fiduciaries, Access Persons must always:

1. Place the interests of the clients first. Access Persons must scrupulously avoid serving their own personal interests ahead of the interests of the clients. An Access Person may not induce or cause a client to act, or not to act, for personal benefit, rather than for the benefit of the client. For example, an Access Person would violate this Code by causing a client to purchase a Security he or she owned for the purpose of increasing the price of that Security.

2. Avoid taking inappropriate advantage of their positions. Access Persons may not, for example, use their knowledge of portfolio transactions to profit by the market effect of such transactions. Receipt of investment opportunities, prerequisites, or gifts from persons seeking business with SFI or a client could call into question the exercise of an Access Person’s independent judgment.

3. Conduct all Personal Securities Transactions in full compliance with this Code including the reporting requirements. Doubtful situations should be resolved in favor of the clients. Technical compliance with the Code’s procedures may not automatically insulate from scrutiny any trades that indicate an abuse of fiduciary duties.

B. Appendices to the Code. The appendices to this Code are attached to and are a part of the Code. The appendices include the following:

1.	Definitions (Appendix 1),

2.	Contact Persons (Appendix 2),

3.	Certification of Compliance with Code of Ethics (Appendix 3),

A.	Personal Securities Holdings and Accounts Disclosure Form (Appendix 3-A)

B.	Employee New Account Form (Appendix 3-A)

4.	Personnel Investment Compliance Form (Appendix 4)

5.	Initial Public Offering / Private Placement Clearance Form (Appendix 5)

6.	Notification Letter (Appendix 6)

7.	Pre-Approval Form for Purchases and Sales of Mutual Funds Sub-Advised by SFI or Security Transactions using SFI’s Main Account through the Ceros FS Platform (Appendix 7)

II. PERSONAL SECURITIES TRANSACTIONS

A. Prohibited Transactions.

1. Prohibited Securities Transactions. The following Securities Transactions are prohibited and may not be authorized by the Compliance Officer (or a designee) absent exceptional circumstances. The prohibitions apply only to the categories of Access Persons specified.

(i)	Initial Public Offerings (Investment Personnel only): are prohibited from acquiring any Securities in an initial public offering without the prior written approval of the Compliance Officer. If the initial public offering is authorized, the Compliance Officer shall retain a record of the authorization and the rationale supporting the authorization.

(ii)	Pending Buy or Sell Orders (Investment Personnel Only). Any purchase or sale of Securities by Investment Personnel on any day during which any client has a pending “buy” or “sell” order in the same Security (or Security Equivalent) until that order is executed or withdrawn. (See II C. Blackout Period).

(iii)	Mutual Funds Sub-Advised by Spectrum Financial Inc. (All Employees): are prohibited from acquiring or selling any shares in Mutual Funds Sub-Advised by SFI without written approval of the Compliance Officer. The Compliance Officer shall retain a record of the authorization and the rationale supporting the authorization. This does not need pre-approval unless the transaction is over $1 MM.

(iv)	Employees who place security trades, mutual funds, equities, etfs, etc. by utilizing SFI’s Main Account through Ceros FS (All Employees): without the prior written approval of the Compliance Officer. Please note, dollars invested, fund or equity, and the reason for purchase or sale. A copy of the trade ticket (to be printed from Fee based tools) and compliance approval will be placed in the client file of the employee.

2. Always Prohibited Securities Transactions. The following Securities Transactions are prohibited and will not be authorized under any circumstances.

(i)	Inside Information. Any transaction in a Security while in possession of material nonpublic information regarding the Security or the issuer of the Security.

(ii)	Market Manipulation. Transactions intended to rise, lower, or maintain the price of any Security or to create a false appearance of active trading.

(iii)	Others. Any other transactions deemed by the Compliance Officer (or a designee) to involve a conflict of interest, possible diversions of a corporate opportunity, or an appearance of impropriety.

3. Private Placements (Investment Personnel only). Acquisition of Beneficial Interests in Securities in a private placement by Investment Personnel is strongly discouraged. The Compliance Officer (or a designee) may give permission only after considering, among other facts, whether the investment opportunity should be reserved for a client and whether the opportunity is being offered to the person by virtue of the person’s position as an Investment Person. If a private placement transaction is permitted, the Compliance Officer may maintain a record of the reasons for such approval (see Appendix 5). Investment Personnel who have acquired securities in a private placement are required to disclose that investment to the Compliance Officer when they play a part in any subsequent consideration of an investment in the issuer by a client, and the decision to purchase securities of the issuer by a client must be independently authorized by a Portfolio CEO with no personal interest in the issuer.

B. Exemptions.

1. The following Securities Transactions are exempt from the restrictions set forth in Section II.A.

(i)	Mutual Funds (Not Sub-Advised by SFI). Securities issued by any registered open-end investment companies;

(ii)	No Knowledge. Securities Transactions where neither the Access Person nor an Immediate Family member knows of the transaction before it is completed (for example, Securities Transactions effected for an Access Person by a trustee of a blind trust or discretionary trades involving an investment partnership or investment club in which the Access Person is neither consulted nor advised of the trade before it is executed);

(iii)	Certain Corporate Actions. Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities;

(iv)	Rights. Any acquisition of Securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent the rights were acquired in the issue; and

(v)	Miscellaneous. Any transaction in the following: (a) bankers’ acceptances, (b) bank certificates of deposit, (c) commercial paper, (d) high quality short-term debt, including repurchase agreements, (e) Securities that are direct obligations of the U.S. Government, and (f) other Securities as may from time to time be designated in writing by the Compliance Officer on the grounds that the risk of abuse is minimal or non-existent.

C. Blackout Period.

1. Purchases or sales of Securities by Investment Personnel are permitted before/after a one calendar day “blackout period” of the purchase or sale of the same Securities (or Securities Equivalent) by SFI for the clients. The “blackout period” will pertain to any purchase or sale of a security in excess of $10,000. For example, if SFI does client trades in a Security on day one, day two is the first day the Investment Personnel may trade that Security for an account in which he or she has a beneficial interest. If SFI Investment Persons owns a security that SFI may trade, they will receive a Notification Letter (Appendix 6), so they are aware of the need to inform Compliance prior to a sale of their security. Prior to purchasing a security whose proposed cost basis would be in excess of $10,000, Investment Personnel have the responsibility to inform Compliance so the need for a “blackout period” can be determined.

2. Application to Commodities, Futures, Options on Futures and Options on Broad-Based Indices. Commodities, futures (including currency futures and futures on securities comprising part of a broad-based, publicly traded market-based index of stocks) and options on futures are not subject to the one-day blackout and prohibited transaction provisions but are subject to transaction reporting.

III. REPORTING REQUIREMENTS

A. Reporting Requirements for all Access Persons.

1. New Access Person or New Securities Account: Any person who becomes an Access Person of SFI must submit within 10 days of becoming an Access Person Appendix 3-A Personal Securities Holdings and Accounts Disclosure Form to the Compliance Officer for all Securities accounts and securities (open-end mutual funds, bank certificates of deposit, and US Government bonds are exempt from reporting) that he or she holds in such accounts in which that Access Person (or Immediate Family member) has Beneficial Interest. Every Access Person who establishes a Securities account (that may invest in stocks or bonds) during the quarter in which that Access Person (or Immediate Family member) has Beneficial Interest must submit a Personal Securities and Accounts Disclosure Report (see Appendix 3-A) to the Compliance Officer. This report must be submitted to the Compliance Officer within 30 days after the completion of each calendar quarter. In addition, within ten (10) days of commencement of employment with the Adviser, each Access Person must certify that he or she has read and understands this Code and recognizes that he or she is subject to it.

2. Annual Reporting Requirements: Every Access Person must submit annually a Personal Securities Holdings and Accounts Disclosure Form (mutual funds, bank certificates of deposit, and US Government bonds do not need to be reported) in which that Access Person (or Immediate Family member) has Beneficial Interest. The information in the statement must be current as of a date no more than 45 days before the statement is submitted. All Access Persons must certify that he or she has read and understands this Code and any amendment and recognizes that he or she is subject to it, that he or she has complied with the requirements of this Code. The Form should be submitted to the Compliance Officer by January 31 following the end of the calendar year, unless extended by the COO.

3. Quarterly Reporting Requirements: Every Access Person and members of his or her Immediate Family must arrange for the Compliance Officer to receive a Personnel Investment Compliance Form (Appendix 4). All copies must be received no later than 30 days after the end of the calendar quarter. Transactions should not be manipulated in any way on the required spreadsheet. Each confirmation or statement must disclose the following information:

(i)	the date of the transaction;

(ii)	the title (and interest rate and maturity date, if applicable)

(iii)	the number of shares and principal amount

(iv)	the nature of the transaction (e.g., purchase, sale);

(v)	the price of the Security; and

(vi)	the name of the broker, dealer, or bank through which the trade was affected

Exempted from this report are all investments held or managed by SFI.

B. Exemptions, Disclaimers and Availability of Reports.

1. A Securities Transaction involving the following circumstances or Securities are exempt from the Reporting Requirements discussed above: (1) neither the Access Person nor an Immediate Family Member had any direct or indirect influence or control over the transaction; (2) Securities directly issued by the U.S. Government; (3) bankers’ acceptances; (4) bank certificates of deposit; (5) commercial paper; (6) high quality short-term debt instruments, including repurchase agreements; (7) shares issued by open-end mutual funds; and (8) other Securities as may from time to time be designated in writing by the Compliance Officer on the grounds that the risk of abuse is minimal or non-existent.

In addition, no Access Person of SFI shall be required to make a Quarterly Transaction Report where such report would duplicate information recorded pursuant to Rule 204-2(a) of the Investment Advisers Act of 1940.

2. Disclaimers. Any report of a Securities Transaction for the benefit of a person other than the individual in whose account the transaction is placed may contain a statement that the report should not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

3. Availability of Reports. All information supplied pursuant to this Code may be made available for inspection to the Board of Directors of SFI, the Compliance Officer, any party to which any investigation is referred by any of the foregoing, the SEC, any self-regulatory organization of which SFI is a member, any state securities commission, and any attorney or agent of the foregoing.

IV. FIDUCIARY DUTIES

A. Confidentiality. Access Persons are prohibited from revealing information relating to the investment intentions, activities, or portfolios of the clients except to persons whose responsibilities require knowledge of the information.

B. Gifts. The following provisions on gifts apply to all Investment Personnel.

1. Accepting Gifts. On occasion, because of their position with SFI or the clients, Investment Personnel may be offered, or may receive without notice, gifts from clients, brokers, vendors, or other persons not affiliated with such entities. Acceptance of extraordinary or extravagant gifts is not permissible. Any such gifts must be declined or returned to protect the reputation and integrity of SFI and the clients. Gifts of a nominal value (i.e., gifts whose reasonable value is no more than $100 a year), and customary business meals, entertainment (e.g., sporting events), and promotional items (e.g., pens, mugs, T-shirts) may be accepted.

If an Investment Person receives any gift that might be prohibited under this Code, the Investment Person must inform the Compliance Officer.

2. Solicitation of Gifts. Investment Personnel may not solicit gifts or gratuities.

3. Giving Gifts. Investment Personnel may not personally give any gift with a value in excess of $100 per year to persons associated with securities or financial organizations, including exchanges, other member organizations, commodity firms, news media, or clients of SFI.

C. Corporate Opportunities. Access Persons may not take personal advantage of any opportunity properly belonging to SFI or the clients. This includes, but is not limited to, acquiring Securities for one’s own account that would otherwise be acquired for an SFI client.

D. Undue Influence. Access Persons may not cause or attempt to cause any SFI client or Fund to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the Access Person. If an Access Person or Immediate Family member stands to benefit materially from an investment decision for, SFI clients which the Access Person is recommending or participating in, the Access Person must disclose to those persons with authority to make investment decisions for SFI (or, if the Access Person in question is a person with Authority to make investment decisions for SFI, to the Compliance Officer) any Beneficial Interest that the Access Person (or Immediate Family member) as in that Security or a Security Equivalent, or in the issuer thereof, where the decision could create a material benefit to the Access Person (or Immediate Family member) or the appearance of impropriety. The person to whom the Access Person reports the interest, in consultation with the Compliance Officer, must determine whether the Access Person may be restricted in making investment decisions.

E. Service as a Director. Access Persons may serve on the board of directors of a company including non-profits. The Access Person will notify Compliance of their position within sixty (60) days of their appointment and reconfirm position annually.

V. COMPLIANCE WITH THIS CODE OF ETHICS

A. Compliance Officer Review.

1. Investigating Violations of the Code (or whistleblowing of wrongdoing). All supervised persons are required to report violations of the Code or that are aware of possible wrongdoing within the organization have a responsibility to disclose that information to the Compliance Department. The Compliance Officer is responsible for investigating any suspected violation of the Code or other wrongdoing and shall report the results of each investigation to an officer of SFI. A Spectrum officer and/or Compliance Officer is/are responsible for reviewing the results of any investigation of any reported or suspected violation of the Code. Any violation of the Code by an Access Person will be reported to the Boards of Directors of SFI no less frequently than each regular annual meeting. Supervised persons, who in good faith disclose perceived wrongdoing to the Compliance Department will be protected from adverse consequences.

2. Annual Reports. The Compliance Officer should review the Code at least once a year, considering legal and business developments and experience in implementing the Code, and should report to the Boards of Directors of SFI:

(i)	Summarizing existing procedures concerning personal investing and any changes in the procedures made during the past year;

(ii)	Identifying any violation requiring significant remedial action during the past year; and

(iii)	Identifying any recommended changes in existing restrictions or procedures based on its experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

B. Remedies.

1. Sanctions. If the Compliance Officer and/or an officer of SFI determine(s) that an Access Person has committed a violation of the Code following a report of the Compliance Officer, the Compliance Officer and/or an officer of SFI may impose sanctions and take other actions as they deem appropriate, including a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), fine, civil referral to the SEC, criminal referral, and termination of the employment of the violator for cause. The Compliance Officer and/or an officer of SFI also may require the Access Person to reverse the trade(s) in question and forfeit any profit or absorb any loss derived there from. The amount of profit shall be calculated by an officer of SFI and shall be forwarded to a charitable organization selected by an officer of SFI.

2. Sole Authority. The Compliance Officer and an officer of SFI have sole authority, subject to the review set forth in Section V.B.3 below, to determine the remedy for any violation of the Code, including appropriate disposition of any monies forfeited pursuant to this provision. Failure to promptly abide by a directive to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

3. Review. Whenever the Compliance Officer and an officer of SFI determine that an Access Person has committed a violation of this Code that merits remedial action, they may report no less frequently than quarterly to the Board of Directors of SFI, information relating to the investigation of the violation, including any sanctions imposed. The Board of Directors of SFI may modify such sanctions as it deems appropriate. The Board of Directors of SFI shall have access to all information considered by the Compliance Officer in relation to the case. The Compliance Officer may determine whether to delay the imposition of any sanctions pending review by the applicable Board.

4. Notification. For material violations of the Code by an Access Person involving a client, the CEO of SFI shall inform the board of directors of such violation in a timely manner.

C. Exceptions to the Code. Although exceptions to the Code may rarely, if ever, be granted, the Compliance Officer may grant exceptions to the requirements of the Code on a case-by-case basis if the Compliance Officer finds that the proposed conduct involves negligible opportunity for abuse. All such exceptions must be in writing and must be reported as soon as practicable to the Board of Directors of SFI at its next regularly scheduled meeting after the exception is granted.

D. Compliance Certification. Each current Access Person and each newly hired Access Person shall certify that he or she has received, read, and understands the Code by executing the Certification of Compliance with the Code of Ethics form (see Appendix 3). In addition, annually all Access Persons may be required to re-certify on such form (see Appendix 3) that they have read and understand the Code, that they have complied with the requirements of the Code, and that they have reported all Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code.

E. Inquiries Regarding the Code. The Compliance Officer should answer any questions about the Code or any other compliance-related matters.

Reviewed & Amended February 2026

(Adopted as of June 22, 2004)

Appendix 1

(Reviewed, Revised 2-26-2026)

DEFINITIONS

“Access Person” means any director, officer, employee, or Advisory Person of SFI.

“Advisory Person” means (1) any employee of SFI (or of any company in a control relationship with such companies) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by SFI, or whose functions relate to the making of any recommendation with respect to such purchases or sales, and (2) any natural person in a control relationship to such companies who obtains information concerning the recommendations made to SFI clients with respect to the purchase and sale of securities by SFI or the clients.

“Beneficial Interest” means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Securities. An Access Person is deemed to have a Beneficial Interest in Securities owned by members of his or her Immediate Family. Common examples of Beneficial Interest include joint accounts, spousal accounts, UTMA accounts, partnerships, trusts and controlling interests in corporations. Any uncertainty as to whether an Access Person has a Beneficial Interest in a Security should be brought to the attention of the Compliance Officer. Such questions may be resolved in accordance with, and this definition shall be subject to, the definition of “beneficial owner” found in Rules 16a-1(a) (2) and (5) promulgated under the Securities Exchange Act of 1934, as amended.

“Client” means any retail client of Spectrum Financial, Inc. as well as any operational “back office” clients contracted to service sub-advisors to mutual funds.

“Code” means this Code of Ethics, as it may be amended from time to time.

“Compliance Officer” means the Compliance Officer of SFI, and the persons designated in Appendix 2, as such, Appendix shall be amended from time to time.

“Immediate Family” of an Access Person means any of the following persons who reside in the same household as the Access Person:

Child	grandparent	son-in-law
Stepchild	spouse	daughter-in-law
Grandchild	sibling	brother-in-law
Parent	mother-in-law	sister-in-law
Stepparent	father-in-law

Immediate Family includes adoptive relationships and any other relationship (whether recognized by law) which the Compliance Officer determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

“Initial Public Offering” is an offering of securities registered under the Securities Act of 1933, as amended, by an issuer who immediately before the registration of such securities was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

Appendix 1-1

“Investment Personnel” and “Investment Person” mean (1) employees of SFI (or of any company in a control relationship to such companies) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of a security, or (2) any natural person who controls SFI and who obtains information concerning recommendations made to SFI clients regarding the purchase and sale of securities by SFI clients. References to Investment Personnel include Portfolio CEOs.

“1940 Act” means the Investment Company Act of 1940, as amended.

“Private Placement” means a limited offering exempt from registration pursuant to Rules 504, 505 or 506 or under Section 4(2) or 4(6) of the Securities Act of 1933, as amended.

“Portfolio CEO” means a person who has or shares principal day-to-day responsibility for managing the portfolio of an SFI client or a client.

“SEC” means the Securities and Exchange Commission.

“Security” includes stock, notes, bonds, debentures, and other evidence of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments of the foregoing, such as options and warrants. “Security” also includes Bitcoin, Bitcoin ETFs, Bitcoin Futures, and shares of Grayscale® Bitcoin Trust.

“Security” does not include futures and options on futures, but the purchase and sale of such instruments are nevertheless subject to the reporting requirements of the Code.

“Security” does not include direct obligations of the U.S. Government; banker’s acceptances; bank certificates of deposit; commercial paper; short term debt instruments, money market funds, shares issued by open-end investment companies including Mutual Funds, and Unit Investment Trusts as these all appear to present little opportunity for the type of improper trading that the access person reports are designed to uncover.

“Security Equivalent” means any Security issued by the same entity as the issuer of a subject Security, including options, rights, stock appreciation rights, warrants, preferred stock, restricted stock, phantom stock, bonds, and other obligations of that company or security otherwise convertible into that security. Options on securities are included even if, technically, they are issued by the Options Clearing Corporation or a similar entity.

“Securities Transaction” means a purchase or sale of Securities in which an Access Person or a member of his or her Immediate Family has or acquires a Beneficial Interest.

Appendix 1-2

Appendix 2

CONTACT PERSONS

COMPLIANCE OFFICER:	Mary K. Collins	Date:	February 26, 2026

INVESTMENT PERSONNEL:	Ralph Doudera Mary Collins Chris Hendrix Kristian Peros Michael Phetvixay

Appendix 2-1

Appendix 3

(Reviewed, Revised 2-26-2026)

#15 CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS

I acknowledge that I have received the Code of Ethics of Spectrum Financial, Inc. Amended and Reviewed February 2026.

1.	I have read the Code of Ethics and I understand that it applies to me and to all accounts in which I or a member of my Immediate Family has any Beneficial Interest.

2.	In accordance with Section III.A. Of the Code of Ethics, I will report or have reported all Securities Transactions in which I have, or a member of my Immediate Family has, a Beneficial Interest, except for transactions exempt from reporting under Section III.B.

3.	I have provided current statements (by account) for all securities accounts in which I have, or any member of my Immediate Family has, any Beneficial Interest.

4.	I will comply or have complied with the Code of Ethics in all other respects.

5.	I agree to disgorge and forfeit any profits on prohibited transactions in accordance with the requirements of the Code of Ethics.

Access Person’s Signature

Print Name

Compliance Review:

Date:

Appendix 3-1

Appendix 3-A

(Reviewed, Revised 2-26-2026)

EMPLOYEE ACCOUNT & SECURITIES HOLDINGS FORM

As of Date: ________________

Please list all Securities Accounts and Securities Holdings within each account in which you or others living in your household have beneficial interest. Mutual funds, CDs, and US Government bonds are exempt pursuant to Section III.B.

Name of SFI Access Person:

Persons residing in the same household as the access person as defined in Code of Ethics definitions which hold accounts reportable under the COE.

Members Name	Relationship	Brokerage Accts (Y/N)

1.

2.

3.

4.

BROKERAGE ACCOUNTS (that can buy/sell stocks or bonds)

(Attach separate sheet as necessary. Please use the same columns as below.)

Account Name	Account Number	Date Account Opened	Name of Broker/Dealer/Bank

1.

2.

3.

4.

HOLDINGS (Positions)

(Attach separate sheet as necessary. Please use the same columns as below.)

Name of Security	Quantity	Principal Amount	Name of Broker/Dealer/Bank

1.

2.

3.

4.

I certify that this Report constitutes all the Securities accounts and Securities that must be reported pursuant to this Code.

Access Person Signature:	Date:

Compliance Review Signature:	Date:

Appendix 3-A-1

Appendix 3-A – New Acct

(Reviewed, Revised 2-26-2026)

EMPLOYEE NEW ACCOUNT FORM

As of Date: ________________

Please list all Securities Accounts and Securities Holdings within each new account in which you or others living in your household have beneficial interest. Mutual funds, CDs, and US Government bonds are exempt pursuant to Section III.B.

Name of SFI Access Person:

Persons residing in the same household as the access person as defined in Code of Ethics definitions which hold accounts reportable under the COE.

Members Name	Relationship	Brokerage Accts (Y/N)

1.

2.

3.

4.

BROKERAGE ACCOUNTS (that can buy/sell stocks or bonds)

(Attach separate sheet as necessary. Please use the same columns as below.)

Account Name	Account Number	Date Account Opened	Name of Broker/Dealer/Bank

1.

2.

3.

4.

HOLDINGS (Positions)

(Attach separate sheet as necessary. Please use the same columns as below.)

Name of Security	Quantity	Principal Amount	Name of Broker/Dealer/Bank

1.

2.

3.

4.

I certify that this Report constitutes all the Securities accounts and Securities that must be reported pursuant to this Code.

Access Person Signature:	Date:

Compliance Review Signature:	Date:

Appendix 3-A-2

Appendix 4

(Reviewed, Revised 2-26-2026)

Personnel Investment Compliance Form

Employee Name: _______________________

Sections 204-2(a) (12) and (13) of the Investment Advisers Act of 1940 require Investment Advisers to maintain personal securities transaction records on all officers, directors, employees with access to investment information. These requirements also extend to their immediate families or accounts in which they hold trading authority. Do not include direct obligations of the U.S. Government; banker’s acceptances; bank certificates of deposit; commercial paper; short term debt instruments, money market funds, Unit Investment Trusts and brokerage accounts which only trade mutual funds. Note: Brokerage account transactions should not be modified (e.g., deleting transactions) when reporting. All transactions are required for brokerage accounts that are identified as tradable on List of EE Brokerage Accounts Log submitted by the employee.

The officers, directors, or employees should provide account statements for the period and transaction history in the excel template (g:temp>Compliance>Qtrly EE Stmts - Trading>EE Transaction Template.xlxs) for all accounts which fall under the above guideline. If there are no transactions in the quarter, then verbiage stating that fact should be on the List of EE Brokerage Account Log signed by each employee. The report is due no later than the 15th day following the end of the calendar quarter.

In complying with Sections 204-2(a) (12) & (13), I certify the following:

__________ there are no personal or family accounts which fall under the above guidelines.

__________ All account statements and transactions for accounts which fall under the above guidelines have been placed in G:\Temp\Compliance\Qtrly EE Stmts – Trading along with PDF versions of statements (by account) for the period.

Signature Officer, Director, Employee	Title

All transactions have been reviewed for quarter ending _________

__________ No improper transactions were found.

__________ Improper transactions were found. The following action was taken:

__________ Warning issued to discontinue transactions immediately.

__________ Employee has been discharged.

Compliance Officer	Date

Appendix 4-1

Appendix 5

(Reviewed, Revised 2-26-2026)

INITIAL PUBLIC OFFERING / PRIVATE PLACEMENT
CLEARANCE FORM

(For the use of the Compliance Officer only)

The Code of Ethics for SFI prohibits any acquisition of securities in an initial public offering (other than shares of open-end investment companies) and private placement by any Investment Person. In cases of exceptional circumstances, however, investments in such securities may be permitted. In these instances, a record of the rationale supporting the approval of such transactions must be completed and retained for a period of 5 years after the end of the fiscal year in which approval is granted. This form should be used for such record keeping purposes.

Name of Investment Person:

Date of Request:

Name of IPO / Private Placement:

Date of Offering:

Number of Shares/Interests

Price:

Name of Broker/Dealer/Bank

__________ I have cleared the IPO / Private Placement transaction described above.

Reasons supporting the decision to approve the above transaction:

Name of Compliance Officer

Signature of Compliance Officer

Date

Appendix 5-1

Appendix 6

(Reviewed, Revised 2-26-2026)

Date:

To:	Employee Name State Here

From:	Compliance Team

Cc:	Mary Collins, CCO

RE:

In reviewing your Personnel Investment Compliance Form, it was noted that you own the security mentioned above which may be traded for clients of Spectrum Financial, Inc. (SFI) or one of the sub-advised funds currently managed by Spectrum Financial, Inc or Hundredfold Advisors, LLC.

Per the Code of Ethics of Spectrum Financial, Inc. in II.C.1 Personal Securities Transactions Blackout Period, please notify our Compliance Team prior to trading this security.

Thank you for your cooperation.

Signature Acknowledging Receipt

Print Name

Date signed

Please make a copy for your records.

Appendix 6-1

Appendix 7

(Reviewed, Revised 2-26-2026)

Approval Form for Purchases and Sales of Mutual Funds Sub-Advised by SFI or Security Transactions
using SFI’s Main Account through the Ceros FS Platform
(For the use of the Compliance Officer only)

The Code of Ethics for SFI prohibits any acquisition and or sales of shares of Mutual Funds Sub-Advised by SFI or trading one’s personal account using SFI’s Main Account through the Ceros FS Platform, without prior approval. In these instances, a record of the rationale supporting the approval of such transactions must be completed and retained for a period of 5 years after the end of the fiscal year in which approval is granted. This form should be used for such record keeping purposes.

Registration of Account and Number:

Date of Request:

Name of Mutual Fund/or Security:

Dollars Invested/Sold:

__________ I have cleared the Mutual Fund or Security transaction described above.

Reasons supporting the decision to approve the above transaction:

☐ Retirement Planning	☐ Routine Deposits	☐ Portfolio Changes

☐ Expenses	☐ Change in Investment Objectives

☐ Other:

Date
Compliance Specialist

Date
Compliance Officer

Appendix 7-1